UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2017 (September 8, 2017)

Greenwood Hall, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-184796	99-0376273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12424 Wilshire Blvd, Suite 1030, Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

(310) 907-8300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 to the Current Report on Form 8-K of Greenwood Hall, Inc., a Nevada corporation (the “Company”), is being filed solely to (i) correct the date of execution of the Purchase Agreement, as defined below, and (ii) disclose the date that the funding under the Note, as defined below, is expected to occur.

Item 1.01 Entry into a Material Definitive Agreement.

The information provided in Item 2.03 is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 29, 2017, Greenwood Hall, Inc., a Nevada corporation (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with EMA Financial, LLC, a Delaware limited liability company (the “Lender”), pursuant to which the Company will issue to the Lender a convertible promissory note (the “Note”) in the principal amount of $100,000 at a purchase price of $94,000, representing a 6% original issue discount, which is expected to be paid on September 8, 2017. The Note will mature on the first anniversary of the issuance thereof and accrue interest at a rate of 10%, per annum. The Purchaser will have the option to convert the outstanding balance under the Note, in part or in full, into common stock of the Company, par value $0.001 per share (“Common Stock”), at any time, at a price per share equal to the lesser of (i) the closing sale price of the Common Stock on the OTC Markets on the trading day immediately preceding the date of conversion, and (ii) 50% of the lesser of (A) the lowest sale price, or (B) the closing bid price for the Common Stock on the OTC Markets during the 25 consecutive trading days including and immediately preceding the date of conversion, subject to certain adjustments as provide din the Note.

Upon the occurrence of an event of default under the Note, including but not limited to the Company’s failure to pay the principal amount or interest accrued thereon when due or breach of a covenant thereunder, all principal and interest accrued thereon will be immediately due and payable. Any amounts not paid when due will accrue interest at a rate of 24% until the date of payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENWOOD HALL, INC.
Date: September 8, 2017
	By:	/s/ William Bradfield
Name: William Bradfield
Title: Chief Executive Officer